Exhibit 3.01(i)

ARTICLES OF AMENDMENT

TO THE

ARTICLES OF INCORPORATION OF

FORCE PROTECTION VIDEO EQUIPMENT CORP.

(P11000025108)

PURSUANT TO SECTION 607.1006 AND 607.0704 OF THE

FLORIDA BUSINESS CORPORATIONS ACT

The undersigned, Michael Malone does hereby certify that:

1. He is the Chief Financial Officer of Force Protection Video Equipment Corp., a Florida corporation (the “Corporation”).

2. The Corporation is authorized to issue 1,000,000,000,000 shares of common stock, $0.0001 par value and 20,000,000 shares of preferred stock, of which 5,000,000 shares of Series A Preferred Stock, 58,598 shares of Series B Preferred Stock, and 8,318 shares of Series C Stock are issued and outstanding.

3. Pursuant to Florida Business Corporations Act (the “FBCA”) Section 607.1006, the Corporation is amending its Articles of Incorporation.

4. Pursuant to FBCA Section 607.0704, pursuant to a vote by the shareholders on October 7, 2021, a majority of the voting power of the Corporation’s issued and outstanding Common Stock, par value $0.00000001 and Series A Preferred Stock, par value $0.0001 voting together as a class, have amended the Articles of Incorporation to include an amendment that authorizes (i) 50,000,000 shares of Blank Check Preferred Stock and (ii) changing the name of the Corporation to BIGtoken, Inc.; and the number of votes cast for such amendment by the shareholders was sufficient for approval.

ARTICLE I

The name of the Corporation is: BIGtoken, Inc.

ARTICLE IV

The authorized capital stock of this corporation is as follows:

(i) 1,000,000,000,000 shares of common stock, par value $0.00000001 per share, and

(ii) 50,000,000 shares of blank check preferred stock, par value $0.0001 (“Preferred Stock”) of which (i) 5,000,000 shares are designated Series A Preferred Stock, par value $0.0001 per share (ii) 60,000 shares are designated Series B Preferred Stock, par value $0.0001 per share and (iii) 8,318 shares are designated Series C Preferred Stock, par value $0.0001 per share. The Board of Directors of the Corporation (“Board”), by resolution or resolutions, at any time and from time to time, shall be authorized to divide and establish any or all of the unissued shares of Preferred Stock into one or more series and, without limiting the generality of the foregoing, to fix and determine the designation of each such share, the number of shares which shall constitute such series and certain preferences, limitations and relative rights of the shares of each series so established, A series of Preferred Stock may be created and issued from time to time, with such designations, preferences, conversion rights, cumulative, relative, participating, optional, or other rights, including voting rights, qualifications, limitations, or restrictions thereof as shall be stated and expressed in the resolution or resolutions providing for the creation and issuance of such series of Preferred Stock as adopted by the Board pursuant to the authority in this paragraph given.

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RESOLVED, FURTHER, that the chairman, chief executive officer, chief financial officer, president or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this amendment to the articles of incorporation in accordance with the foregoing resolution and the provisions of Florida law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate this 12th day of November, 2021.

FORCE PROTECTION VIDEO
EQUIPMENT CORP.

Signed:
Name:	Michael Malone
Title:	Chief Financial Officer